Exhibit 5.1

[LETTERHEAD OF STEVENS & LEE, P.C.]

July 14, 2006

deCODE genetics, Inc.
Sturlugata 8
Reykjavik, Iceland

Ladies and Gentlemen:

This opinion is furnished to deCODE genetics, Inc., a Delaware corporation (the “Company”) in connection with (i) the Company’s Registration Statement on Form S-3 (Registration No. 333-130128), which was declared effective by the Securities and Exchange Commission (the “Commission”) on December 16, 2006 (the “Registration Statement”), and (ii) the Company’s Prospectus Supplement dated July 14, 2006 to the Prospectus dated December 16, 2006 (the “Prospectus Supplement”) relating to the offering and sale of 6 million shares (the “Shares”) of the Company’s common stock, $.001 par value per share. The Shares will be sold pursuant to the Purchase Agreements, dated July 14, 2006, (the “Purchase Agreements”) among the Company and each of the purchasers named therein.

For purposes of this opinion, we have reviewed and relied upon the following documents:

(1)             Form of Purchase Agreement;

(2)             Placement Agency Agreement by and among the Company, Lehman Brothers Inc. and Thomas Weisel Partners LLC;

(3)             Registration Statement;

(4)             Prospectus Supplement;

(5)             Amended and Restated Certificate of Incorporation of the Company, as amended to date;

(6)             Bylaws of the Company, as amended to date;

(7)             Resolutions adopted by the Company’s Board of Directors on September 15, 2005 and February 28, 2006;

(8)             Resolutions adopted by the Pricing Committee of the Company on July 13, 2006; and

(9)             Certificate of Good Standing with respect to the Company issued by the Secretary of State of the State of Delaware on June 30, 2006.

deCODE genetics, Inc.
July 14, 2006

In our review of the foregoing, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued, sold, delivered and paid for in accordance with the Prospectus Supplement and the Purchase Agreements, will be legally issued, fully paid and non-assessable.

We express no opinion with respect to any law other than the Delaware General Corporation Law and United States federal laws.

This opinion is to be used by the Company only in connection with the offer and sale of the Shares while the Registration Statement is in effect and may not be used, quoted or relied upon for any other purpose. It may not be furnished to, quoted to or relied upon by any other person or entity, for any purpose, without our prior written consent.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. The opinions set forth herein are based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of this firm’s name therein and in the related prospectus under the caption “Legal Matters.”  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ STEVENS & LEE, P.C.